Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Abcellera Biologics Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)	Carried Forward Form Type	Carried Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value per share (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
	Equity	Preferred shares, no par value per share (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
	Debt	Debt securities (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
	Other	Warrants (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
	Other	Subscription rights (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
	Other	Units (1)	Rule 456(b) and Rule 457(r)(2)	(3)	(3)	(3)	(4)	(4)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)
There is being registered hereunder an indeterminate number of shares of (a) common shares, (b) preferred shares, (c) debt securities, (d) warrants to purchase common shares, preferred shares or debt securities of the Registrant, (e) subscription rights to purchase common shares, preferred shares or debt securities of the Registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another. There are also being registered hereunder an indeterminate number of shares, at indeterminate prices, of common shares, preferred shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	We will determine these amounts from time to time in connection with issuances of securities registered under this registration statement.
(4)
In accordance with Rules 456(b) and 457(r) under the Securities Act, we are deferring payment of all of the registration fee and will pay the registration fee subsequently in advance or on a “pay-as-you-go basis.” Separate consideration may or may not be received for securities that are issuable upon conversion, exchange or exercise of other securities.